UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2018

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	001-13146	93-0816972
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035

(Address of principal executive offices) (Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

Effective August 27, 2018, Lorie L. Tekorius was promoted to Executive Vice President and Chief Operating Officer (“COO”) of The Greenbrier Companies, Inc. (“Greenbrier” or the “Company”). In her newly-created COO role, Ms. Tekorius steps into leadership for Greenbrier’s wheels, parts and repair operating unit and takes on additional responsibility for human resources and corporate safety & security. Ms. Tekorius will continue to serve as the Principal Financial Officer of the Company, overseeing Greenbrier’s financial team and investor relations, as well as managing corporate strategy. Ms. Tekorius will also continue to chair Greenbrier’s executive committee. Adrian J. Downes has been promoted to Acting Chief Financial Officer in addition to his current role as Senior Vice President and Chief Accounting Officer, and will continue to report to Ms. Tekorius.

Ms. Tekorius, 51, has been with Greenbrier for 23 years in various financial capacities. She has served as Chief Financial Officer (Principal Financial Officer) since February 2016, and was promoted to Executive Vice President and chair of Greenbrier’s executive committee in April 2017.

(e) Compensatory Arrangements of Certain Officers

Executive Officer Compensation Adjustments

In connection with the promotion described above, effective August 27, 2018, the Compensation Committee approved an increase in Ms. Tekorius’ annual base salary to $585,000 and set Ms. Tekorius’ target bonus payout under the 2019 Short-term Incentive Cash Bonus Program (described below) at 90% of base salary.

2019 Short-term Incentive Cash Bonus Program

On August 27, 2018, the Greenbrier’s Compensation Committee adopted a 2019 Short-term Incentive Cash Bonus Program (the “Bonus Plan”), pursuant to which the Company’s executive officers, including its named executive officers (“NEOs”), may earn bonuses based on Company financial performance and achievement of strategic objectives during fiscal 2019.

For each of William A. Furman, President and Chief Executive Officer; Martin R. Baker, Senior Vice President, General Counsel and Chief Compliance Officer; Alejandro Centurion, Executive Vice President and President of Greenbrier Manufacturing Operations; Mark J. Rittenbaum, Executive Vice President of Commercial and Leasing; and Lorie L. Tekorius, Executive Vice President and Chief Operating Officer, 85% of the bonus opportunity is based on achievement of the Company-level financial performance goal, adjusted EBITDA, and 15% of the bonus opportunity is based on achievement of two strategic objectives: (i) integration of new businesses and continued integration of Europe, Brazil, and the repair shop network; and (ii) talent development and succession planning across all business units.

Target bonus payouts are established for each executive officer at a different percentage of base salary. The target bonus payout percentages for each of the named executive officers other than Ms. Tekorius (whose target bonus payout was set by the Compensation Committee at 90% of base salary) will be determined by the Compensation Committee at a later date. Of the 85% of the bonus opportunity based on financial performance goals, 100% is based on achievement of the Company’s adjusted EBITDA goal.

Adjusted EBITDA is defined as net earnings before interest and foreign exchange, income tax expense, depreciation and amortization, and before Short-term Incentive Plan, and excluding significant non-cash charges such as goodwill impairment. Each of these metrics is adjusted for special and non-recurring items listed in the Company’s Umbrella Performance Based Plan for Executive Officers in the discretion of the Compensation Committee.

Bonus payouts resulting from achievement of financial performance goals will vary depending upon achievement of threshold, goal or stretch performance levels. At threshold performance, the bonus payout will equal 75% of an individual’s target. At goal performance, the bonus payout will equal 100% of an individual’s target. At stretch performance, the bonus payout will equal 200% of an individual’s target. Bonus amounts will be interpolated between the threshold, goal and stretch levels.

With respect to the goals based on achievement of strategic objectives, the Compensation Committee will determine the level of achievement of such goals by all executive officers as a group, on a scale of 0 – 150%. The percentage of an individual’s bonus payout will match the percentage of achievement. For example, if the Compensation Committee determines that the executive officers achieved 80% of their strategic goals, the payout percentage for each executive officer would be 80% of the individual’s target.

Item 7.01	Regulation FD Disclosure

On August 28, 2018, Greenbrier issued the press release attached hereto as Exhibit 99.1 announcing the promotions of Ms. Tekorius and Mr. Downes.

The information under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated August 28, 2018 of The Greenbrier Companies, Inc. announcing promotion of Lorie Tekorius to Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: August 28, 2018	By:	/s/ Lorie L. Tekorius
Lorie L. Tekorius
Executive Vice President and Chief Operating Officer (Principal Financial Officer)

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